SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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CENTRUE FINANCIAL CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notes:

March 25, 2011

Dear Fellow Stockholder:

You are cordially invited to attend Centrue Financial Corporation’s annual meeting of stockholders at the Hilton Chicago O’Hare Airport, O’Hare International Airport, Chicago, Illinois, on Tuesday, April 26, 2011, at 8:00 a.m. local time.

Your board of directors has nominated two persons to serve as Class I directors on the board of directors. Their names appear in the enclosed proxy materials. Both of the nominees are incumbent directors. The board of directors recommends that you vote your shares for each of the nominees.

You are welcome to attend the meeting in person. Because it is important that your shares be represented at the meeting, please sign and return the enclosed proxy, whether or not you plan to attend the meeting. This will save us additional expense in soliciting proxies and will ensure that your shares are represented at the meeting.

A copy of our annual report to stockholders for 2010 is also enclosed. Thank you for your attention to this important matter.

Very truly yours,

Thomas A. Daiber
President and
Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD APRIL 26, 2011

TO HOLDERS OF COMMON STOCK:

The annual meeting of stockholders of Centrue Financial Corporation, a Delaware corporation, will be held at the Hilton Chicago O’Hare Airport, O’Hare International Airport, Chicago, Illinois, on Tuesday, April 26, 2011, at 8:00 a.m. local time, for the purpose of considering and voting upon the following matters:

1.	To elect two Class I directors.

2.	To consider an advisory (non-binding) vote ratifying the appointment of Crowe Horwath LLP as our independent auditors for the fiscal year ending December 31, 2011.

3.	To consider an advisory (non-binding) vote approving executive compensation.

4.	To take action with respect to any other matters that may be properly brought before the meeting and that might be considered by the stockholders of a Delaware corporation at their annual meeting.

We are not aware of any other business to come before the meeting. Only those stockholders of record as of the close of business on March 1, 2011, shall be entitled to notice of the meeting and to vote at the meeting and any adjournments or postponements of the meeting. In the event there are not sufficient votes for a quorum or to approve or ratify any of the foregoing proposals at the time of the meeting, the meeting may be adjourned or postponed in order to permit our further solicitation of proxies.

By Order of the Board of Directors

Thomas A. Daiber
President and
Chief Executive Officer
St. Louis, Missouri
March 25, 2011

PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON. YOUR VOTE IS IMPORTANT TO ENSURE THAT A MAJORITY OF THE STOCK IS REPRESENTED. YOU ARE WELCOME TO ATTEND THE MEETING, AND IF YOU DO YOU MAY VOTE YOUR STOCK IN PERSON IF YOU WISH. IF YOU LATER FIND THAT YOU MAY BE PRESENT AT THE MEETING OR FOR ANY OTHER REASON DESIRE TO REVOKE YOUR PROXY, YOU MAY DO SO AT ANY TIME PRIOR TO ITS EXERCISE. STOCKHOLDERS HOLDING SHARES IN BROKERAGE ACCOUNTS (“STREET NAME” HOLDERS) WHO WISH TO VOTE AT THE MEETING WILL NEED TO OBTAIN A PROXY FROM THE INSTITUTION THAT HOLDS THEIR SHARES.

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation by the board of directors of Centrue Financial Corporation of proxies to be voted at the annual meeting of stockholders to be held at the Hilton Chicago O’Hare Airport, O’Hare International Airport, Chicago, Illinois, on Tuesday, April 26, 2011, at 8:00 a.m., local time, or at any adjournments or postponements of the meeting.

Centrue Financial Corporation, a Delaware corporation, is a regional financial services company based in St. Louis, Missouri which has one bank subsidiary. Our offices serve a market area which extends from the far western and southern suburbs of the Chicago metropolitan area across Central and Northern Illinois down to the metropolitan St. Louis area.

This proxy statement and the accompanying notice of meeting and proxy are first being mailed to holders of shares of our common stock, par value $1.00 per share, on or about March 25, 2011 to stockholders of record as of March 1, 2011. We are required to file an annual report, called a Form 10-K, with the SEC. A copy of Form 10-K for the fiscal year ended December 31, 2010 is enclosed for your reference.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting
The proxy statement and annual report to security holders are available in the investor relations section of our website at www.centrue.com.

Voting Rights and Proxy Information

The board of directors has fixed the close of business on March 1, 2011, as the record date for the determination of stockholders entitled to notice of, and to vote at, the annual meeting. Our transfer books will not be closed between the record date and the date of the annual meeting. The board of directors hopes that all stockholders can be represented at the annual meeting. Whether or not you expect to be present, please sign and return your proxy in the enclosed self-addressed, stamped envelope. Stockholders giving proxies retain the right to revoke them at any time before they are voted by written notice of revocation to the secretary of Centrue Financial Corporation and stockholders present at the meeting may revoke their proxy and vote in person.

The shares represented by each valid proxy received in time will be voted at the annual meeting and, if a choice is specified on the proxy, it will be voted in accordance with that specification. If no instructions are specified in a signed proxy returned to the company, the shares represented thereby will be voted FOR the election of the directors listed in the enclosed proxy, FOR approval of the independent auditors and FOR the non-binding executive compensation proposal. If any other matters are properly presented at the annual meeting, including, among other things, consideration of a motion to adjourn the meeting to another time or place, the individuals named as proxies and acting thereunder will have the authority to vote on those matters according to their best judgment to the same extent as the person delivering the proxy would be entitled to vote. If the annual meeting is adjourned or postponed, a proxy will remain valid and may be voted at the adjourned or postponed meeting. As of the date of printing of this proxy statement, we do not know of any other matters that are to be presented at the annual meeting other than the election of two Class I directors, ratification of the company’s independent auditors and the non-binding executive compensation proposal.

Stockholders giving proxies retain the right to revoke them at any time before they are voted by written notice of revocation to the secretary of Centrue Financial Corporation or by a later executed proxy. Attendance at the annual meeting will not automatically revoke a proxy, but a stockholder attending the annual meeting may request a ballot and vote in person, thereby revoking a prior granted proxy.

On March 1, 2011, we had 6,048,405 issued and outstanding shares of common stock. For the election of directors, and for all other matters to be voted upon at the annual meeting, each share of common stock is entitled to one vote. A majority of the outstanding shares of the common stock must be present in person or represented by proxy to constitute a quorum for purposes of the annual meeting. Abstentions and broker non-votes (i.e., shares held by brokers in street name, voting on certain matters due to discretionary authority or instructions from the beneficial owners but not voting on other matters due to lack of authority to vote on such matters without instructions from the beneficial owner) will be counted for purposes of determining a quorum. Broker non-votes will not count toward the determination of whether such matters are approved or directors are elected. Abstentions do not affect the election of directors but have the same effect as a negative vote on all other matters. Directors will be elected by a plurality of the votes present in person or represented by proxy at the meeting and entitled to vote. In all other matters, the affirmative vote of the majority of shares of common stock present in person or represented by proxy at the annual meeting and entitled to vote on the subject matter shall be required to constitute stockholder approval.

I.           ELECTION OF DIRECTORS

We have a staggered board of directors, divided into three classes. One class is elected annually to serve for three years. At the annual meeting, our stockholders will be entitled to elect two Class I directors for terms of three years or until their successors are elected and qualified. Each of the nominees for election as Class I directors are incumbent directors. Our board of directors has reviewed the independence of the nominees for election to the board and the independence of the incumbent directors in accordance with the standards of the Nasdaq Stock Market. In accordance with such review, the board of directors has determined that each of Messrs. Breipohl, Ganim, McDonnell, Shinkle, Smith and Sullivan are independent under those standards.

The proxy provides instructions for voting for all director nominees or for withholding authority to vote for one or more director nominees. Unless instructed to the contrary, the persons acting under the proxy which we are soliciting will vote for the nominees listed below. In the event, however, that any nominee shall be unable to serve, which is not now contemplated, the proxy holders reserve the right to vote at the annual meeting for a substitute nominee.

Information About Directors and Nominees

Set forth below is information, current as of March 1, 2011, concerning the nominees for election and for the other directors whose terms of office will continue after the meeting, including the age, year first elected a director and business experience of each during the previous five years, and the specific factors that led the board to conclude that the person should serve as a director. When identifying nominees for directors, the corporate governance and nominating committee seeks members from diverse professional backgrounds who combine a broad spectrum of experience and expertise with a reputation for integrity. After reviewing the particular experience, qualification and skills of each nominee and director, the board concluded that each individual is qualified to serve as a director. Unless otherwise indicated, each person has held the positions shown for at least five years. The two nominees, if elected at the annual meeting, will serve as Class I directors for three-year terms, expiring in 2014. We recommend that you vote your shares FOR both nominees.

2.

Name (Age)	NOMINEES Position with Centrue Financial Corporation and Principal Occupation

Class I (term expires 2014)

Walter E. Breipohl (57) Director since 1993
Director of Centrue Financial Corporation and Centrue Bank; Owner, Walter E. Breipohl & Company. As a licensed real estate broker and business owner, Mr. Breipohl’s professional qualifications make him a valuable resource for the company’s credit activities, while his local roots in one of the company’s key market areas provide him with a unique perspective on business development efforts.

Randall E. Ganim (57) Director since 2006
Director of Centrue Financial Corporation and Centrue Bank; CPA/Principal, Larson Allen, LLP (2009-present); President of Ganim, Meder, Childers & Hoering, P.C. (1986-2009). As a Certified Public Accountant and business owner, Mr. Ganim’s professional qualifications meet the SEC’s definition of a “financial expert,” while his local roots in one of the company’s key market areas provide him with a unique perspective on business development efforts.

Name (Age)	CONTINUING DIRECTORS Position with Centrue Financial Corporation and Principal Occupation

Class II (term expires 2012)

Dennis J. McDonnell (68) Director since 2000
Director and Chairman of the Board of Centrue Financial Corporation; Director and Chairman of the Board of Centrue Bank; Chairman, McDonnell Investment Management, LLC.  With more than 40 years of investment industry experience, Mr. McDonnell’s qualifications and experience includes significant executive leadership in the asset management and financial services industries and allow him to provide critical insight and guidance on the company’s highest level strategic business decisions.

John A. Shinkle (59) Director since 1997
Director of Centrue Financial Corporation and Centrue Bank; Senior Vice President, Stifel Nicolaus & Company, Inc. (2006-present); Executive Vice President and Director, Synovus Securities, Inc. (1986-2006). Mr. Shinkle’s professional qualifications and experience with securities brokerage, investment banking, trading and investment advisory services allow him to provide important insight on various aspects of the company’s investment and business strategies.

3.

Name (Age)	CONTINUING DIRECTORS Position with Centrue Financial Corporation and Principal Occupation

Class III (term expires 2013)

Thomas A. Daiber (53) Director since 2006
Director, President and Chief Executive Officer of Centrue Financial Corporation and Centrue Bank. As the CEO of the Company, Mr. Daiber’s qualifications and experience includes over 30 years of bank and financial services leadership. As the liaison between the board and management, Mr. Daiber’s leadership role within the organization allows him to provide the board with critical insight and perspective on key strategic business initiatives.

Mark L. Smith (61) Director since 2006
Director of Centrue Financial Corporation and Centrue Bank; President of Smith, Koelling, Dykstra & Ohm, P.C., managing member of Solutions for Wealth Management, LLC and manager of North Convent, LLC. As a Certified Public Accountant and business owner, Mr. Smith’s professional qualifications meet the SEC’s definition of a “financial expert,” while his local roots in one of the company’s key market areas provide him with a unique perspective on business development efforts.

Scott C. Sullivan (56) Director since 1996
Director of Centrue Financial Corporation and Centrue Bank; Attorney, Williams McCarthy LLP. As a licensed attorney and partner in an Illinois law firm, Mr. Sullivan’s professional qualifications and expertise in corporate law and commercial litigation allow him to provide important insight on complex company matters and to provide valuable guidance to the board and management.

All of our directors will hold office for the terms indicated, or until their respective successors are duly elected and qualified. There are no arrangements or understandings between Centrue Financial Corporation and any person pursuant to which any director has been selected. No member of the board of directors is related to any other member of the board of directors.

Separation of the Chairman and Chief Executive Officer Roles and Board Oversight of Risk

The chairman and chief executive officer roles are currently separate. While the company’s by-laws permit the chairman and the chief executive officer to be the same person, we believe separation of these roles provides important checks and balances for the CEO role and those areas reporting to the board. The board has delegated to the audit committee the responsibility of implementing internal audit controls and maintaining the safety, soundness and integrity of the institution by properly mitigating and managing risk. On a daily basis, these duties are the responsibilities of the chief risk officer. This individual has a direct reporting relationship to the chairman of the audit committee who, in turn, provides regular updates to the full board. In addition, the board receives regular updates from key business leaders in the organization on critical business issues as part of the board’s oversight function. From a leadership perspective, the board does interact periodically with key members of management through their participation in various board committee meetings. However, most routine matters are delegated to the CEO.

4.

Board Committees and Meetings

Our board of directors generally meets on a quarterly basis. The board of directors met thirteen times during 2010. During 2010, all directors attended at least 75 percent of the meetings of the board and the committees on which they served. Our board of directors has standing executive and compensation, corporate governance and nominating and audit committees.

Executive and Compensation Committee

The members of the executive and compensation committee are Messrs. Shinkle (Chairman) and McDonnell. Mr. Griffith also served on the committee as its chair until his resignation from the board in April 2010. The committee met four times during 2010. The executive and compensation committee adopted a charter on June 16, 2005, which was last revised in April 2010. The executive and compensation committee charter combines the duties of both the executive committee and the compensation committee and is available on the company’s website at www.centrue.com.

The executive and compensation committee is organized, and its members appointed, by the board of directors to carry out the responsibilities of the board of directors relating to the effective administration of the company’s executive compensation and benefits programs as well as the general oversight of the company’s compensation program for all company employees. The committee responsibilities include reviewing the performance of the CEO and all compensation matters for our executive officers. The executive committee also has the authority to act on other matters, not related to compensation, in between meetings of the board of directors. The committee is comprised of two independent directors and is responsible for providing oversight to ensure that the company’s compensation incentives and benefits are competitive and are aligned with company goals so that such goals can be successfully achieved.

The executive and compensation committee does not generally delegate any matters relating to the compensation and benefits of named executive officers to any other party other than to the full board of directors. Items of daily management and decisions relating to company-wide compensation and benefits, not specifically targeting named executive officers, is delegated to company management to the extent that it does not result in decisions that may materially benefit named executive officers in comparison with the overall employee population. The company’s chief executive officer may recommend or provide information for consideration regarding the compensation and benefits of named executive officers to members of the board of directors.

In the course of determining base salaries and total compensation for our executive officers, the committee reviews data for institutions which are deemed to be the company’s peer group. In 2009, in conjunction with the process to determine salaries for 2010, the Compensation Committee engaged Amalfi Consulting to conduct an overall compensation review for 15 executive and officer positions. The study was based on a peer group of 18 publicly traded banks located in IA, IL, IN, KY, MI, MO and OH, with similar performance results, business models and median asset size. The assets of these peer banks ranged from $1 to $2.4 billion and included the following institutions: Lakeland Financial Corporation (LKFN); First Financial Corporation (THFF); Enterprise Financial Services Corp (EFSC); Farmers Capital Bank Corporation (FFKT); Peoples Bancorp Inc. (PEBO); Hills Bancorporation (HBIA); Porter Bancorp, Inc. (PBIB); S.Y. Bancorp, Inc. (SYBT); QCR Holdings, Inc. (QCRH); MBT Financial Corp. (MBTF); West Bancorporation, Inc. (WTBA); Firstbank Corporation (FBMI); Horizon Bancorp (HBNC); Pulaski Financial Corp. (PULB); Bank of Kentucky Financial Corp (BKYF); German American Bancorp, Inc. (GABC); Princeton National Bancorp, Inc. (PNBC); and First Mid-Illinois Bancshares, Inc. (FMBH). The top six officers were benchmarked to the peer group data at the 25th, 50th and 75th percentiles. In addition, all 15 positions were benchmarked to banking and financial services industry cash compensation surveys at the 25th, 50th and 75th percentiles. These survey sources employed were published by Amalfi Consulting, American Banker’s Association, Bank Administration Institute, Crowe Chizek and Watson Wyatt. As a follow up item to the executive compensation review, the Compensation Committee requested that Amalfi Consulting provide several draft executive and Board of Director compensation philosophy statements for its review and use as it reviewed its own compensation philosophies. In 2010, the Human Resources department, at the direction of the Compensation Committee, engaged Amalfi Consulting to provide advice and guidance regarding matters related to compensation and the TARP requirements. No benchmarking was conducted as a part of this engagement.

5.

The executive and compensation committee also periodically reviews director compensation. This oversight may be done in conjunction with or as delegated to the corporate governance committee or the full board of directors.

Audit Committee

The audit committee is responsible for assisting the board of directors with oversight of (1) the integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) the independent auditor’s qualifications and independence and (4) the performance of our internal accounting function and independent auditors. The audit committee has the direct authority and responsibility to select, evaluate and, where appropriate, replace the independent auditors, and is an “audit committee” for purposes of Section 3(a)(58)(A) of the Securities Exchange Act of 1934. The members of the audit committee are Messrs. Smith (Chair), Ganim and Sullivan. The committee met eight times during 2010.

Corporate Governance and Nominating Committee

Our board of directors has a corporate governance and nominating committee which consists of three directors. Messrs. McDonnell (Chair), Smith and Sullivan are the current members of this committee. The corporate governance and nominating committee identifies individuals to become board members and selects, or recommends for the board’s selection, director nominees to be presented for stockholder approval at the annual meeting of stockholders or to fill any vacancies. The corporate governance and nominating committee met once during 2010.

Our board of directors has adopted a written charter for the corporate governance and nominating committee. The charter and principles are available on the company’s website at www.centrue.com. Based upon the review described above under the section “Election of Directors”, the board of directors has determined that each of the members of our corporate governance and nominating committee is independent under the applicable standards of the Nasdaq Stock Market.

The corporate governance and nominating committee will consider director nominees recommended by stockholders. A stockholder who wishes to recommend a person or persons for consideration as a nominee for election to the board of directors must send a written notice by mail, c/o corporate governance and nominating committee, Centrue Financial Corporation, 7700 Bonhomme Avenue, St. Louis, Missouri 63105, that sets forth: (1) the name, address (business and residence), date of birth and principal occupation or employment (present and for the past five years) of each person whom the stockholder proposes to be considered as a nominee; (2) the number of shares of the common stock beneficially owned (as defined by section 13(d) of the Securities Exchange Act of 1934) by each such proposed nominee; (3) any other information regarding such proposed nominee that would be required to be disclosed in a definitive proxy statement to stockholders prepared in connection with an election of directors pursuant to section 14(a) of the Securities Exchange Act of 1934; and (4) the name and address (business and residential) of the stockholder making the recommendation and the number of shares of the common stock beneficially owned (as defined by section 13(d) of the Securities Exchange Act of 1934) by the stockholder making the recommendation.

We may require any proposed nominee to furnish additional information as may be reasonably required to determine the qualifications of such proposed nominee to serve as a director of Centrue Financial Corporation. Stockholder recommendations will be considered only if received no less than 120 days or no more than 150 days before the one year anniversary of the date of the proxy statement sent to stockholders in connection with the previous year’s annual meeting of stockholders. The corporate governance and nominating committee will consider any nominee recommended by a stockholder in accordance with the preceding paragraph under the same criteria as any other potential nominee.

While the corporate governance and nominating committee seeks board members from diverse professional backgrounds who combine a broad spectrum of experience and expertise with a reputation for integrity, the company does not have a formal written diversity policy for director nominations. Directors should have experience in positions with a high degree of responsibility, be leaders in the companies or institutions with which they are affiliated and be selected based upon contributions they can make to the board in performing its oversight responsibilities. The corporate governance and nominating committee uses a subjective process for identifying and evaluating nominees for director, based on the information available to, and the subjective judgments of, the members of the corporate governance and nominating committee and our then current needs. We do not believe there would be any difference in the manner in which the committee evaluates nominees based on whether the nominee is recommended by a stockholder or not.

6.

Code of Ethics

The company has adopted a code of ethics that applies to all of our employees, officers and directors, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. Our code of ethics contains written standards that we believe are reasonably designed to deter wrongdoing and to promote:

●	Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
●	Full, fair, accurate, timely, and understandable disclosure in reports and documents that we file with, or submit to, the Securities and Exchange Commission and in other public communications we make;
●	Compliance with applicable governmental laws, rules and regulations;
●	The prompt internal reporting of violations of the code to an appropriate person or persons named in the code; and
●	Accountability for adherence to the code.

Stockholder Communications with the Board and Policy for Director Attendance at Annual Meetings

Our board of directors has a process for stockholders to send communications to the board of directors, its executive and compensation committee, its corporate governance and nominating committee or its audit committee, including complaints regarding accounting, internal accounting controls, or auditing matters. Communications can be sent to the board of directors, its executive and compensation committee, its corporate governance and nominating committee or its audit committee or specific directors either by regular mail to the attention of the board of directors, its executive and compensation committee, its corporate governance and nominating committee, its audit committee or specific directors, at our principal executive offices at 7700 Bonhomme Avenue, St. Louis, Missouri 63105. All of these communications will be reviewed by our secretary (1) to filter out communications that our secretary deems, in his or her reasonable judgment, are not appropriate for our directors, such as spam and communications offering to buy or sell products or services, and (2) to sort and relay the remainder to the appropriate committee or directors.

We expect and encourage all of our directors and nominees for election as directors to attend the annual meeting of stockholders, absent a compelling reason. All of our directors at the time of the 2010 annual meeting attended that meeting.

Compensation of Directors

Each non-employee Centrue Financial Corporation director received an annual retainer of $5,000, and each non-employee Centrue Bank director received an annual retainer of $5,000. Additionally, the audit committee chairman received an annual retainer of $20,000. Each non-employee Centrue Financial Corporation director earned a fee of $750 for each board meeting attended and $500 for each committee meeting attended, and each non-employee Centrue Bank director earned $750 for each board meeting attended and $500 for each committee meeting attended. Non-employee directors may also receive an annual grant of options to purchase shares of common stock under the company’s 2003 Stock Option Plan. The 2003 Stock Option Plan provides for annual formula grants to each of our directors of options to purchase shares of common stock with an exercise price of not less than 100% of the then current market price of the common stock on the date of the grant. Such previously issued options were exercisable over five years. During 2010, non-employee directors were not granted stock options.

7.

Director Compensation

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Walter E. Breipohl	$29,000	—	—	—	—	—	$29,000
Randall E. Ganim	$31,500	—	—	—	—	—	$31,500
Michael A. Griffith(3)	$8,000	—	—	—	—	—	$8,000
Dennis J. McDonnell	$22,000	—	—	—	—	—	$22,000
John A. Shinkle	$34,500	—	—	—	—	—	$34,500
Mark L. Smith	$44,500	—	—	—	—	—	$44,500
Scott C. Sullivan	$29,500	—	—	—	—	—	$29,500

(1)
Includes deferrals of director fees earned in 2010 pursuant to the Centrue Financial Corporation Non-Employee Directors’ Deferred Compensation Plan, which became effective January 1, 2007. The Plan allows participants to defer up to 100% of director fees earned. Participant deferrals are invested in a phantom account representing units of Centrue Financial Corporation common stock. As of December 31, 2010, participants in the Plan held the following shares in their accounts: Mr. Ganim- 44,622 shares; Mr. Smith-15,926 shares; and Mr. Sullivan-19,511 shares. Also includes fees related to bank committees including the asset liability management committee, compliance committee and credit committee.

(2)
Stock options were not granted to directors in 2010. As of December 31, 2010, the directors listed in the table above have the following number of option awards outstanding: Mr. Breipohl-32,500 shares; Mr. Ganim-21,000 shares; Mr. McDonnell-22,500 shares; Mr. Shinkle-32,500 shares; Mr. Smith-39,000 shares and Mr. Sullivan-32,500 shares.

(3)
Mr. Griffith resigned from the Centrue Financial Corporation and Centrue Bank boards on April 24, 2010. Mr. Griffith was a participant of the Centrue Financial Corporation Non-Employee Directors’ Deferred Compensation Plan and all phantom shares acquired from director fees earned were distributed to him in the form of cash on May 3, 2010.

8.

II.           ADVISORY (NON-BINDING) VOTE RATIFYING INDEPENDENT AUDITORS

The audit committee of the board has selected Crowe Horwath LLP as our independent auditors for our fiscal year ending December 31, 2011. We are submitting the selection of independent auditors for stockholder ratification at the annual meeting. A representative of Crowe Horwath LLP will be present at the annual meeting and will be available to respond to appropriate questions from stockholders. Crowe Horwath LLP also served as our independent auditors for our fiscal year ended December 31, 2010.

Our organizational documents do not require that our stockholders ratify the selection of our independent auditors. If our stockholders do not ratify the selection, the audit committee will reconsider whether to retain Crowe Horwath LLP, but may retain them nonetheless. Even if the selection is ratified, the audit committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of the company.

The board of directors unanimously recommends a vote “FOR” approval of the independent auditors.

III.           ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION

On February 17, 2009, the President signed into law the American Recovery and Reinvestment Act of 2009. Among other things, the broad sweeping legislation requires that “TARP recipients during the period in which any obligation arising from financial assistance provided under the TARP remains outstanding shall permit a separate [nonbinding] shareholder vote to approve the compensation of executives, as disclosed pursuant to the compensation disclosure rules of the Commission.” The non-binding vote is required annually at each annual or other meeting of shareholders during the period that any obligation arising from financial assistance provided under the TARP remains outstanding.

On January 9, 2009, the company completed the sale of $32.7 million of preferred stock and a warrant to purchase up to 508,320 shares of the company’s common stock to the U.S. Treasury under the TARP Program. As a result, the company is submitting this nonbinding proposal for consideration by shareholders in compliance with Section 7001 of the American Recovery and Reinvestment Act of 2009.

This proposal, commonly known as a “Say-on-Pay” proposal, gives you as a shareholder the opportunity to endorse or not endorse our executive pay program and policies through the following resolution:

“Resolved, that the shareholders approve the executive compensation of the company, as described in the “Compensation Discussion and Analysis” and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this proxy statement.”

Because your vote is advisory, it will not be binding upon the board. However, the executive and compensation committee will take into account the outcome of the vote when considering future executive compensation arrangements.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE EXECUTIVE COMPENSATION OF THE COMPANY, AS DESCRIBED IN THE “COMPENSATION DISCUSSION AND ANALYSIS,” AND THE TABULAR DISCLOSURE REGARDING NAMED EXECUTIVE OFFICER COMPENSATION (TOGETHER WITH THE ACCOMPANYING NARRATIVE DISCLOSURE) IN THIS PROXY STATEMENT.

9.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock at March 1, 2011, by each person known by us to be the beneficial owner of more than 5% of the outstanding common stock, by each director or nominee, by each executive officer named in the summary compensation table which can be found later in this proxy statement, and by all of our directors and executive officers as a group.

The following table is based on information supplied to us by the directors, officers and stockholders described above. The company has determined beneficial ownership in accordance with the rules of the SEC. Shares of common stock subject to options that are either currently exercisable or exercisable within 60 days of March 1, 2011 are treated as outstanding and beneficially owned by the option holder for the purpose of computing the percentage ownership of the option holder. However, these shares are not treated as outstanding for the purpose of computing the percentage ownership of any other person. The table lists applicable percentage ownership based on 6,048,405 shares outstanding as of March 1, 2011. Unless otherwise indicated, the address for each person listed below is 7700 Bonhomme Avenue, St. Louis, Missouri 63105.

Name of Individual or Number of Individuals in Group	Amount and Nature of Beneficial Ownership(1)(2)(3)		Percent of Class

5% Stockholders

Wayne W. Whalen 155 N. Wacker Drive, Suite 2700 Chicago, Illinois 60606	879,396	(4)	14.54%

Royce & Associates, LLC 745 Fifth Avenue New York, New York 10151	302,555		5.00%

Directors and Nominees

Walter E. Breipohl	53,579		*
Thomas A. Daiber	175,529	(5)	2.90%
Randall E. Ganim	103,699	(6)	1.71%
Dennis J. McDonnell	705,171	(7)	11.66%
John A. Shinkle	43,199	(8)	*
Mark L. Smith	71,640	(9)	1.18%
Scott C. Sullivan	64,229	(10)	1.06%

Other Named Executive Officers

Roger D. Dotson	21,211	(11)	*
James. J. Kerley, Jr.	1,000		*
Everett J. Solon	78,684	(12)	1.30%
Kurt R. Stevenson	40,849	(13)	*

All directors and all executive officers as a group (18 persons)	1,469,253	(14)	24.29%

*	Less than 1%.

(1)
The information contained in this column is based upon information furnished to us by the persons named above and the members of the designated group. Amounts reported include shares held directly as well as shares which are held in retirement accounts and shares held by members of the named individuals’ families or held by trusts of which the named individual is a trustee or substantial beneficiary, with respect to which shares the respective individual may be deemed to have sole or shared voting and/or investment power. The nature of beneficial ownership for shares shown in this column is sole voting and investment power, except as set forth in the footnotes below. Inclusion of shares shall not constitute an admission of beneficial ownership or voting and investment power over included shares.

10.

(2)
Amounts shown include shares obtainable as of March 1, 2011 (or obtainable within 60 days of March 1, 2011) through the exercise of options to purchase shares of common stock granted under the company’s stock option plans as follows: Mr. Breipohl-28,750 shares; Mr. Daiber-86,400 shares; Mr. Ganim-20,000 shares; Mr. McDonnell-22,500 shares; Mr. Shinkle-28,750 shares; Mr. Smith-38,000 shares; Mr. Sullivan-28,750 shares; Mr. Dotson-13,200 shares; Mr. Solon-21,011 shares and Mr. Stevenson-26,327 shares. Option holders have the sole power to exercise their respective options and would also be entitled to exercise sole voting and investment power over the shares issued upon the exercise of such options.

(3)
Amounts shown also include phantom shares obtainable as of March 1, 2011 (or obtainable within 60 days of March 1, 2011) in accordance with the terms of the company’s non-employee directors’ deferred compensation plan and the executive deferred compensation plan to participants as follows: Mr. Daiber-13,798 shares; Mr. Ganim-44,622 shares; Mr. Smith-15,926 shares; Mr. Sullivan-19,511; Mr. Solon-3,922 shares and Mr. Stevenson-4,899 shares.

(4)
Includes shares held by Mr. Whalen’s wife, Paula Wolff, Mr. Whalen’s children, the WPW Family Foundation and WPW Associates, L.P., a family limited partnership, with shared voting and investment power over such shares. The amount above also includes approximately 86,021 shares which are issuable upon the conversion of 1,381 shares of Centrue Financial Corporation convertible preferred stock held by Mr. Whalen.

(5)
Includes 16,968 shares held jointly by Mr. Daiber and his spouse, over which voting and investment power is shared and 2,470 shares held by Mr. Daiber’s spouse, over which Mr. Daiber has no voting or investment power. Also includes 28,125 shares held by Mr. Daiber in his 401(k) retirement plan.

(6)	All shares are held jointly by Mr. Ganim and his spouse.

(7)
Includes shares held jointly by Mr. McDonnell and his wife over which voting and dispositive power is shared. Also includes shares held in trust for which Mr. McDonnell is trustee. The amount above also includes approximately 86,021 shares which are issuable upon the conversion of 1,381 shares of Centrue Financial Corporation convertible preferred stock held by Mr. McDonnell. Mr. McDonnell’s address is 1515 W. 22nd Street, 11th Floor, Oak Brook, Illinois 60523.

(8)
Includes 5,870 shares held in trust for which Mr. Shinkle serves as trustee and 1,079 shares held jointly by Mr. Shinkle and his spouse, over which Mr. Shinkle has voting and investment power. Also includes 100 shares held by Mr. Shinkle’s spouse, over which Mr. Shinkle has no voting or investment power.

(9)
Includes 11,366 shares held jointly by Mr. Smith and his spouse, over which voting and investment power is shared and 480 shares held by Mr. Smith’s spouse, over which Mr. Smith has no voting or investment power.

(10)	Includes 1,687 shares held by Mr. Sullivan’s spouse and 1,000 shares held by members of Mr. Sullivan’s family, over which shares Mr. Sullivan has shared voting and investment power.

(11)	Includes 8,011 shares held by Mr. Dotson in his 401(k) retirement plan.

(12)	Includes 9,695 shares held jointly by Mr. Solon with his spouse, over which shares Mr. Solon has shared voting and investment power and 32,616 shares held by Mr. Solon in his 401(k) retirement plan.

(13)
Includes 425 shares held by Mr. Stevenson jointly with his spouse, over which shares Mr. Stevenson has shared voting and investment power. Also includes 8,298 shares held by Mr. Stevenson in his 401(k) retirement plan.

(14)	Footnotes (2), (3) and (5) through (13) are incorporated herein.

Section 16(a) Beneficial Ownership Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires that our executive officers, directors and persons who own more than 10% of our common stock file reports of ownership and changes in ownership with the Securities and Exchange Commission. They are also required to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms, and, if appropriate, representations made to us by any reporting person concerning whether a Form 5 was required to be filed for 2010, we are not aware that any of our directors, executive officers or 10% stockholders failed to comply with the filing requirements of Section 16(a) during 2010, with the exception of one executive officer, Ricky R. Parks, who failed to timely file one Form 4 reporting one transaction.

11.

Report of Executive and Compensation Committee

The executive and compensation committee has reviewed and discussed the Compensation Discussion and Analysis (the “CD&A”) for the year ended December 31, 2010 with management. Based on the review and discussions, the executive and compensation committee recommended to the board of directors that the CD&A be included in the company’s annual report on Form 10-K for the year ended December 31, 2010 and the company’s 2011 proxy statement for filing with the SEC.

The committee certifies that:

(1)
It has reviewed with senior risk officers, the senior executive officer (SEO) compensation plans and has made all reasonable efforts to ensure that these plans do not encourage SEOs to take unnecessary and excessive risks that threaten the value of Centrue Financial Corporation;

(2)	It has reviewed with senior risk officers the employee compensation plans and has made all reasonable efforts to limit any unnecessary risks these plans pose to Centrue Financial Corporation; and

(3)
It has reviewed the employee compensation plans to eliminate any features of these plans that would encourage the manipulation of reported earnings of Centrue Financial Corporation to enhance compensation of any employee.

Our SEO and Employee Compensation Plans.

The company’s SEO compensation plans are:

(1)	the employment agreements that we have with our senior executive officers, as described in greater detail later in this proxy statement;
(2)	the Centrue Financial Corporation 2003 Stock Option Plan, as amended and restated;
(3)	the Centrue Financial Corporation Executive Deferred Compensation Plan, effective as of January 1, 2008; and
(4)	our 401(k), group health, dental, vision, life, dependent life, short and long-term disability insurance and flexible spending account plans.

Our employee compensation plans, as defined in the U.S. Treasury’s Interim Final Rule issued by the U.S. Treasury under the TARP Capital Purchase Program, include all of the SEO compensation plans set forth above, with the exception of the employment agreements.

Modifications to our SEO and Employee Compensation Plans which Discourage Manipulation of Reported Earnings and Unnecessary and Excessive Risk Taking. The SEO compensation plans and employee compensation plans are modified by (1) Omnibus Agreements entered into with the senior executive officers; and (2) Waivers signed by the senior executive officers.

Among other things, the Omnibus Agreements provide that:

(1)
Any bonus or incentive compensation paid to the executive during the period that the U.S. Treasury owns the TARP securities will be subject to recovery or “clawback” by the company or its affiliates if the payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria, all within the meaning of Section 111(b) of the EESA and the CPP Guidance; and

(2)
In the event that the executive and compensation committee of the board of directors of the company determines that any incentive compensation arrangement pursuant to which the executive is or may be entitled to a payment encourages the executive to take unnecessary and excessive risks that threaten the value of the financial institution within the meaning of §30.9 Q-4 of 31 C.F.R. Part 30, the committee, on behalf of the company, shall take such action as is necessary to amend such incentive compensation arrangements to eliminate such encouragement, and the executive’s incentive compensation will be determined pursuant to such amended arrangements.

12.

The waivers voluntarily waive any claim against the company for any changes to their compensation or benefits, as required to comply with regulations.

In addition, the executive and compensation committee of the board of directors of the company is cognizant of Section 111(b)(3)(D) of EESA, as amended, which expressly prohibits the company from paying or accruing any bonus, retention award, or incentive compensation during the period in which any obligation arising from financial assistance provided under TARP remains outstanding (with certain exceptions including long-term restricted stock pursuant to specified conditions).

Our Code of Ethics and our Employment Agreements. Our employment agreements with our senior executive officers contain terms which provide that the agreement may be terminated “for cause” for, among other things, the willful engaging in illegal conduct or gross misconduct which is materially and demonstrably injurious to the business or reputation of the company.

In addition to the terms of our employment agreements, the company has a detailed code of ethics which expressly prohibits, among other things, providing materially false or misleading financial information, dishonesty and fraud. Violations of the code of ethics may result in disciplinary action up to and including immediate termination of employment.

Our Compensation Philosophy and Practices. In addition to the various agreements that we have with our executive officers, the modifications to those agreements as described immediately above, and our code of ethics, all of which have the effect of discouraging unnecessary and excessive risk-taking and the manipulation of reported earnings, our compensation philosophy and practices also serve to further these objectives. The discussions that appear under the captions “Philosophy,” “Elements of Compensation and Determination of Payments,” “Compensation of Chief Executive Officer,” and “Compensation of Other Executive Officers” under our Compensation Discussion and Analysis are hereby incorporated by reference.

Conclusion. As a result of the foregoing, the executive and compensation committee of the board of directors of the company believes that our SEO compensation plans do not encourage our senior executive officers to take unnecessary and excessive risks that threaten the value of Centrue Financial Corporation. In addition, the executive and compensation committee of the board of directors of the company believes that our employee compensation plans do not encourage the manipulation of reported earnings to enhance the compensation of any Centrue employee.

Respectively Submitted,
2010 Executive and Compensation Committee

John A. Shinkle, Chair
Dennis J. McDonnell

Executive and Compensation Committee Interlocks

The members of the executive and compensation committee are set forth in the preceding section. There are no members of the executive and compensation committee who were officers or employees of the company, former officers of the company or its subsidiaries or had any relationship otherwise requiring disclosure here.

13.

COMPENSATION DISCUSSION AND ANALYSIS

Philosophy

The executive and compensation committee’s principal responsibilities include acting upon matters delegated to the committee by the full board and ensuring the alignment of compensation with the strategic objectives of the organization.

The executive and compensation committee recognizes that the company’s success is largely dependent on the selection, training and development of top caliber executive, managerial and professional talent. The committee has established an objective that the company’s executives be among the most highly qualified and talented professionals available in their respective areas of expertise, when compared to a peer group that represents competition for business and talent. (Information on our peer group is contained below under the caption “Compensation of the Chief Executive Officer.”) The committee evaluates the performance of the chief executive officer and other executive officers of the organization considering input from other board members, the chief executive officer and the head of human resources in order to evaluate the company’s progress in relation to this objective.

The company believes successful compensation programs link business and compensation strategies with thought processes that address a broad array of program influences. This approach to strategy is a core value as it relates to how the company competes with other organizations while meeting the needs of its customers.

Elements of Compensation and Determination of Payments

The executive and compensation committee generally annually reviews and approves goals and objectives relevant to the incentive compensation plans of the chief executive officer and other executive officers of the organization. For the purposes of the committee’s oversight, executive officers include those individuals who are the annually named executive officers of the company. No formal incentive compensation program was rolled out for 2010 due to the company’s financial performance projections.

In determining the compensation and benefits of our executive officers, the following factors are generally taken into consideration: the performance of the executive officers in achieving short and long-term goals; payment of compensation commensurate with the ability and expertise of the executive officers; and payment of compensation that is competitive with similar companies (see “Executive and Compensation Committee” above). The committee considers the foregoing factors, as well as others, in determining the compensation and benefits plans of our executive officers.

In the course of determining base salaries and total compensation for our executive officers, the committee reviews data for institutions which are deemed to be the company’s peer group. In determining base salaries for 2010, the committee considered peer data as compiled and reported by independent consultant Amalfi Consulting.

The following elements include factors that will be considered when reviewing executive officer compensation and benefits: base salary, bonus, long-term incentives, officer benefits, retirement plan funding, perquisites and group insurance benefits.

The following is a general description of how each of these elements applies to our executive officers.

Base Salary – In determining the base salary of executive officers, the executive and compensation committee defines base salary as the annualized regular cash compensation of an employee, excluding bonus awards, company contributions to employee benefits plans, or other compensation not designated as salary. The executive and compensation committee considers the individual job performance of the executive officers, as well as overall corporate performance, and the median salaries as published by our peers and other third party consultants. Base salaries are generally reviewed and considered for adjustment on an annual basis, unless circumstances exist in which the executive is assuming a scope and degree of responsibilities materially greater or lesser than the executive’s present duties, or it is deemed that an adjustment is needed to meet marketplace demands.

14.

Short-Term Incentive Compensation (Cash Bonus) –The short-term incentive compensation program is intended to sustain management’s focus on the company’s requirement for strategic long-range planning by encouraging attainment of annual profitability goals. The plan is designed to attract, develop, retain and reward well-qualified management and executive staff. No formal officer short-term incentive compensation program was rolled out for 2010 due to the company’s financial performance projections.

Long-Term Incentive Compensation – The company’s primary long-term incentive vehicle is stock options. Inclusion in the company’s long-term incentive program is based on the recommendation of the chief executive officer and the executive and compensation committee and is approved by the board of directors. No specific formula is used in determining the amount and frequency of long-term incentives. However, the committee considers factors such as earnings per share, return on equity and total return to shareholders and generally reserves long-term incentive grants to motivate and reward extraordinary performance that may positively impact the company’s long-term objectives. Restricted stock awards may also be utilized. No long-term equity awards were granted for 2010 due to the company’s financial performance projections.

Officer Benefits – Officer benefits programs focus on two general types of officer benefits: nonqualified retirement benefits and officer life insurance. Officer benefits are considered to be a critical component in attracting, retaining and motivating key talent.

On January 1, 2008, the Centrue Financial Corporation Executive Deferred Compensation Plan took effect. Participants may defer up to 50% of salary and up to 100% of bonus (beginning with bonuses earned in 2008). The plan is available to certain members of the senior management team and other select individuals deemed to meet the criteria of “top hat” plan participants. Participant deferrals are invested in a phantom account representing units of Centrue Financial Corporation common stock. The company may make discretionary matching contributions with respect to a portion of the participant’s deferral and discretionary contributions that are not related to the participant’s deferrals. The company match, and any discretionary employer contributions, are credited quarterly (with the exception of a discretionary annual 3% contribution to those officers who would have otherwise received a 3% safe harbor 401(k) match of deferred dollars) and invested per the participant’s direction into one or more of the following: Centrue Financial Corporation common stock (phantom units), Vanguard Lifestyle Income, Vanguard Lifestyle Conservative Growth, Vanguard Lifestyle Moderate Growth, Vanguard Lifestyle Growth. Participants are always 100% vested in their own deferrals. Company contributions (with the exception of a discretionary annual 3% contribution to those officers who would have otherwise received a 3% safe harbor 401(k) match of deferred dollars) vest after five years (e.g. 2008 company contributions become vested on 12/31/13 and 2009 contributions become vested on 12/31/14). In 2010, the company made no matches to this plan.

No trust was established for the plan. However, the plan is structured to allow for a rabbi trust. Participants may elect to receive distributions upon separation of service or upon normal retirement age (65) in a lump sum, over a five-year period or over a 10-year period. Participants have the option to take a distribution upon a change of control. Participants may elect to receive plan payments in cash, shares of company stock or a combination of both.

Several officers, including our chief executive officer, are currently covered by a bank owned life insurance (BOLI) policy. A small group of officers with BOLI, not including our chief executive officer, are also covered by a split dollar plan which, subject to the achievement of certain conditions, pays out a portion of death benefits to the executives’ named beneficiaries.

Retirement Benefits- The executive and compensation committee considers various benefits, including retirement benefits, in determining compensation. The primary retirement vehicle is the company’s 401(k) plan which allows eligible participants to defer compensation up to annual IRS limits subject to non-discrimination testing. In 2010, all eligible participants received a safe harbor contribution equal to 3% of their total eligible compensation through July 1, 2010 regardless of whether participants elected to make salary deferrals after which time the plan ceased to be a safe harbor plan. For 2011, the plan remains a non-safe harbor plan.

Company executives participate in retirement plan programs in a manner consistent with plan provisions covering other employees. Currently, the company does not provide executives with any supplemental executive retirement plan benefits.

15.

Perquisites – Executive officers may have a limited number of perquisites made available to them. The main perquisites that may be offered are reimbursement of business expenses and employment agreements or change-in-control agreements. A detailed explanation of employment agreements is provided in the section designated as “Employment Agreements and Other Arrangements.”

Group Insurance Benefits- The company offers a comprehensive employee benefits package for all eligible employees which includes group health, dental, vision, life, dependent life, short and long-term disability insurance and a flexible spending account plan. With the exception of an accelerated waiting period for some insurances for officers, executive officers are afforded the same participation and rewards terms as all other eligible staff.

Total Rewards - The company considers compensation a single package consisting of the parts described in this statement. When viewed in this manner, the organization is positioned to: 1) establish specific goals for each form of compensation, 2) project funding requirements consistent with the company’s business strategies, and 3) administer the program with predetermined goals as a guide. Assuming strategic goals are met, the combined total rewards would be expected to be comparable to similarly sized banks within the company’s market area. The approach to total rewards for 2010 was notably impacted by the company’s financial performance and anticipated operating loss.

TARP Related Compensation Matters

In connection with the company’s participation in January 2009 in the U.S. Department of Treasury’s Troubled Asset Relief Program Capital Purchase Program (the “TARP Program”), the executive and compensation committee is required to identify the features in the company’s incentive compensation arrangements that could encourage its senior executive officers to take unnecessary and excessive risks that could threaten the value of the company. The committee is required to review the company’s incentive compensation arrangements to ensure that senior executive officers are not encouraged to take such risks. The committee must also meet at least every six months with the company’s senior risk officers to discuss and review the relationship between the company’s risk management policies and practices and its incentive compensation arrangements. The committee began this dialogue with the company’s senior risk officers in January of 2009 and has since continued on the semi-annual schedule.

After analyzing various company practices and procedures as they relate to compensation risk, the senior risk managers concluded that the compensation plan arrangements do not encourage unnecessary and excessive risks that threaten the value of Centrue Financial Corporation. At least every six months, the senior risk managers repeat this process and provide the executive and compensation committee with its findings, observations and recommendations and serve as a resource for the committee during its certification exercises.

Additionally, in conjunction with the executive and compensation committee, management works to ensure that TARP-related responsibilities are met. These responsibilities include, but are not limited to: identification of senior executive officers and highly compensated employees for purposes of restrictions on incentive compensation, compliance with severance pay prohibitions and clawback requirements for bonus payments, prohibition of certain gross-up and bonus payments and accruals, compensation committee review of plans, filings with Treasury, adoption of a company-wide policy on excessive or luxury expenditures, review of bonuses, retention awards and other compensation paid prior to the enactment of the American Recovery and Reinvestment Act of 2009 (“ARRA”), adherence with IRC Section 162(m)(5) and say on pay, and disclosures regarding compensation consultants and perquisites.

The executive and compensation committee did consider the results of the 2010 shareholder advisory vote on executive compensation. As a result of the favorable vote received, no material changes were made to our current executive compensation decisions and policies.

During the period that the U.S. Treasury holds the company’s preferred or common stock, the company may be restricted from paying bonus and other incentive compensation in cash to the company’s executive officers.

16.

Written Agreement Related Compensation Matters

In accordance with the Centrue Financial Corporation and Centrue Bank joint Written Agreement with the Federal Reserve Bank of Chicago and the IDFPR, dated December 18, 2009, the company is subject to certain restrictions on indemnification and severance payments of section 18(k) of the FDI Act (12 U.S.C. § 1828(k)) and Part 359 of the Federal Deposit Insurance Corporation’s regulations (12 C.F.R. Part 359).

Executive Compensation

The following table shows the compensation earned by the chief executive officer, chief financial officer and the three other most highly compensated executive officers in 2010.

Summary Compensation Table

Name and Principal Position	Year	Salary		Bonus		Stock Awards	Option Awards		Non-Equity Incentive Plan Compensation	Non-qualified Deferred Compen-sation Earnings	All Other Compensation		Total
			($)		($)	($)		($)(6)	($)	($)		($)		($)

Thomas A. Daiber President & Chief Executive Officer (1)	2010 2009 2008	$ $ $	335,000 335,000 325,000	$ $ $	— — —	— — —	$ $ $	— 35,600 67,200	— — —	— — —	$ $ $	3,675 17,350 16,900	$ $ $	338,675 387,950 409,100

Kurt R. Stevenson Senior Executive Vice President & Chief Financial Officer(2)	2010 2009 2008	$ $ $	188,000 188,000 180,639	$ $ $	— — —	— — —	$ $ $	— 17,800 33,600	— — —	— — —	$ $ $	3,417 11,889 12,506	$ $ $	191,417 217,689 226,745

James J. Kerley, Jr. EVP/Senior Lender(3)	2010 2009	$ $	200,000 110,641	$ $	— —	— —	$ $	— —	— —	— —	$ $	3,250 2,000	$ $	203,250 112,641

Everett J. Solon Market President(4)	2010 2009 2008	$ $ $	161,500 161,500 157,625	$ $ $	— — —	— — —	$ $ $	— 8,900 16,800	— — —	— — —	$ $ $	5,344 11,970 13,103	$ $ $	166,844 182,370 187,528

Roger D. Dotson EVP/Head of Operations(5)	2010 2009 2008	$ $ $	157,500 157,500 150,000	$ $ $	— — —	— — —	$ $ $	— 17,800 33,600	— — —	— — —	$ $ $	2,559 4,725 5,528	$ $ $	160,059 180,025 189,128

(1)	Mr. Daiber’s All Other Compensation figure represents $3,675 of employer contributions to his 401(k) account.

(2)
Mr. Stevenson’s All Other Compensation figure represents $3,039 of employer contributions to his 401(k) account and $378 of imputed income related to Mr. Stevenson’s split dollar bank-owned life insurance (BOLI) policy.

(3)	Mr. Kerley’s All Other Compensation figure represents $3,250 of employer contributions to his 401(k) account.

(4)
Mr. Solon’s All Other Compensation figure represents $2,602 of employer contributions to his 401(k) account and $2,742 of imputed income related to Mr. Solon’s split dollar bank-owned life insurance (BOLI) policy.

(5)	Mr. Dotson’s All Other Compensation figure represents $2,559 of employer contributions to his 401(k) account.

(6)
No stock options were granted for 2010. Prior year stock option values were calculated to conform with required 2009 proxy changes and reflect the full Black Scholes model for the fair market value of the options for the year of grant. Please refer to Note 16 in the company’s financial statements for the year ended December 31, 2010 for a discussion of the assumptions underlying the valuation of our share based compensation.

17.

Employment Agreements and Other Arrangements

We are party to the following employment agreements with our executive officers named in the compensation table. During the period that the U.S. Treasury holds the company’s preferred or common stock, the company may be restricted from accruing or paying severance to the company’s executive officers. Further, under the terms of our Written Agreement, the company must comply with certain restrictions regarding indemnification and severance payments.

Thomas A. Daiber and Kurt R. Stevenson

The post-merger Centrue entered into employment agreements with Thomas A. Daiber and Kurt R. Stevenson on June 30, 2006. Except as described below, each agreement is substantially identical. Initially the agreements were effective for a three-year term. On the second anniversary of the agreements’ effective date, the term was extended an additional day so that the term is always one year, unless either party gives written notice of non-renewal to the other party.

The agreement for Mr. Daiber provides for an annual base salary of not less than $290,000 ($335,000 in 2010). Additionally, Mr. Daiber has the opportunity to receive an annual performance bonus of up to 50% of his base salary. The agreement also provided for the award of incentive stock options to Mr. Daiber, and on July 7, 2006, Mr. Daiber was awarded options to purchase equal to 12,500 shares of Centrue stock after the merger. Mr. Daiber is entitled to a bank of paid time off days, as well as other benefits, at least as favorable to the benefits provided to all other employees.

The agreement for Mr. Stevenson provides for an annual base salary of not less than $170,000 ($188,000 in 2010). Additionally, Mr. Stevenson will have the opportunity to receive an annual performance bonus of up to 30% of his base salary. The agreement also provided for the award of incentive stock options to Mr. Stevenson, and on July 7, 2006, Mr. Stevenson was awarded options to purchase equal to 7,500 shares of Centrue stock after the merger. Mr. Stevenson is entitled to a bank of paid time off days, as well as other benefits, at least as favorable to the benefits provided to all other employees.

The employment agreements include customary provisions prohibiting the executive from competing and other activities that would be harmful to the company. Payments under the employment agreements will be reduced to the extent necessary to prevent any portion of the payments from being treated as a nondeductible excess parachute payment under the federal tax laws. Current golden parachute provisions for TARP recipients prohibit a severance from being paid or accrued for Messrs. Daiber and Stevenson until TARP funds are repaid. Further, under the terms of our Written Agreement, the company must comply with certain restrictions regarding indemnification and severance payments.

Both executives signed non-material contract amendments in December 2008 to address Internal Revenue Code Section 409A compliance matters for 2009.

James J. Kerley, Jr.

The company is not party to an employment agreement with Mr. Kerley.

Everett J. Solon and Roger D. Dotson

In January of 2007, the company entered into employment agreements with Everett J. Solon and Roger D. Dotson. Except as described below, each agreement is substantially identical. Initially the agreements are effective for a two-year term for Mr. Solon and a one and one-third year term for Mr. Dotson. On the first anniversary of the date the agreements become effective, the term may be extended for one or more additional years by resolution of the board of directors. In January of 2010, the board amended Mr. Solon’s agreement so that the term of two-years is automatically extended for one additional day on the first anniversary of the effective date. In late 2010, the board extended Mr. Dotson’s agreement through December 31, 2011.

18.

Mr. Solon’s agreement, as amended, specifies a minimum base salary of $161,500. He has the opportunity to receive annual performance bonuses of up to 25% of his base salary and is entitled to not less than twenty-five days of paid time off as well as benefits at least as favorable to the benefits provided to all other employees.

The employment agreement includes customary provisions prohibiting Mr. Solon from competing and other activities that would be harmful to the company. Payments under the employment agreement will be reduced to the extent necessary to prevent any portion of the payments from being treated as a nondeductible excess parachute payment under the federal tax laws.

Mr. Dotson’s agreement, as amended, specifies a minimum base salary of $157,500. He has the opportunity to receive annual performance bonuses of up to 25% of his base salary and is entitled to not less than twenty-five days of paid time off as well as benefits at least as favorable to the benefits provided to all other employees.

The employment agreement includes customary provisions prohibiting Mr. Dotson from competing and other activities that would be harmful to the company. Payments under the employment agreement will be reduced to the extent necessary to prevent any portion of the payments from being treated as a nondeductible excess parachute payment under the federal tax laws.

Compensation of the Chief Executive Officer

Thomas A. Daiber

During 2010, Thomas A. Daiber served as the chief executive officer of Centrue Financial Corporation.

The board of directors approved Mr. Daiber’s annual salary for 2010 of $335,000 which reflected no change from 2009.

In conjunction with the 2010 performance cycle, in 2009, the committee engaged Amalfi Consulting to review executive compensation at the bank and to recommend potential improvements regarding existing practices, including those impacting the chief executive officer. The company recognizes that competitive compensation is critical for attracting, motivating, and rewarding qualified executives, and this review was intended to identify appropriate compensation levels and compensation program design features. The committee engaged Amalfi to perform the review as an objective third party, to summarize issues relative to topics such as competitive compensation, annual incentives and long-term incentives.

The study was based on a peer group of 18 publicly traded banks located in IA, IL, IN, KY, MI, MO and OH, with similar performance results, business models and median asset size. The assets of these peer banks ranged from $1 to $2.4 billion and included the following institutions: Lakeland Financial Corporation (LKFN); First Financial Corporation (THFF); Enterprise Financial Services Corp (EFSC); Farmers Capital Bank Corporation (FFKT); Peoples Bancorp Inc. (PEBO); Hills Bancorporation (HBIA); Porter Bancorp, Inc. (PBIB); S.Y. Bancorp, Inc. (SYBT); QCR Holdings, Inc. (QCRH); MBT Financial Corp. (MBTF); West Bancorporation, Inc. (WTBA); Firstbank Corporation (FBMI); Horizon Bancorp (HBNC); Pulaski Financial Corp. (PULB); Bank of Kentucky Financial Corp (BKYF); German American Bancorp, Inc. (GABC); Princeton National Bancorp, Inc. (PNBC); and First Mid-Illinois Bancshares, Inc. (FMBH). The top six officers were benchmarked to the peer group data at the 25th, 50th and 75th percentiles. In addition, all 15 positions were benchmarked to banking and financial services industry cash compensation surveys at the 25th, 50th and 75th percentiles. These survey sources employed were published by Amalfi Consulting, American Banker’s Association, Bank Administration Institute, Crowe Chizek and Watson Wyatt.

The committee also considered various aspects of company performance including earnings, asset quality levels, compliance issues, capital levels, branch distribution strategy, loan and deposit growth, cost savings and employee morale when reviewing Mr. Daiber’s compensation.

No changes were made to Mr. Daiber’s salary as a result of this study.

19.

Since no formal officer incentive program was rolled out for 2010, Mr. Daiber received no bonus for year 2010 performance.

Mr. Daiber was eligible for participation in all company-sponsored benefits programs in 2010, including the company’s group health, dental and vision coverage, group-term life insurance coverage, and company-sponsored retirement programs including the Centrue Financial Corporation 401(k) and Profit Sharing Plan, as well as a non-qualified deferred compensation plan.

Mr. Daiber did not receive any stock options or compensation associated with a car allowance or country club dues in 2010.

The compensation and benefits package for 2010 for Mr. Daiber was approved by the company’s board of directors and was commensurate with his knowledge, skills and abilities, as supported by his professional experience and accomplishments, as well as the board’s belief in his ability to successfully lead the organization. The executive and compensation committee has reviewed all components of the total compensation package of the chief executive officer and the other named executive officers in this proxy statement and believes them to be reasonable and not excessive.

Compensation of Other Executive Officers

Kurt R. Stevenson

During 2010, Kurt R. Stevenson served as the chief financial officer of Centrue Financial Corporation. The board of directors approved Mr. Stevenson’s 2010 salary of $188,000 which reflected no change from 2009.

Since no formal officer incentive program was rolled out for 2010, Mr. Stevenson received no bonus for year 2010 performance.

Mr. Stevenson was eligible for participation in all company-sponsored benefits programs in 2010, including the company’s group health, dental and vision coverage, group-term life insurance coverage, and company-sponsored retirement programs including the Centrue Financial Corporation 401(k) and Profit Sharing Plan, as well as a non-qualified deferred compensation plan.

Mr. Stevenson did not receive any stock options or compensation associated with a car allowance or country club dues in 2010.

James J. Kerley, Jr.

During 2010, James J. Kerley, Jr. served as the executive vice president and senior lender of Centrue Financial Corporation. The board of directors approved Mr. Kerley’s 2010 salary of $200,000 which reflected no change from 2009.

Since no formal officer incentive program was rolled out for 2010, Mr. Kerley received no bonus for year 2010 performance.

Mr. Kerley was eligible for participation in all company-sponsored benefits programs in 2010, including the company’s group health, dental and vision coverage, group-term life insurance coverage, and company-sponsored retirement programs including the Centrue Financial Corporation 401(k) and Profit Sharing Plan, as well as a non-qualified deferred compensation plan.

Mr. Kerley did not receive any stock options or compensation associated with a car allowance or country club dues in 2010.

20.

Everett J. Solon

During 2010, Everett J. Solon served as a market president of Centrue Financial Corporation. The board of directors approved Mr. Solon’s 2010 salary of $161,500 which reflected no change from 2009.

Since no formal officer incentive program was rolled out for 2010, Mr. Solon received no bonus for year 2010 performance.

Mr. Solon was eligible for participation in all company-sponsored benefits programs in 2010, including the company’s group health, dental and vision coverage, group-term life insurance coverage, and company-sponsored retirement programs including the Centrue Financial Corporation 401(k) and Profit Sharing Plan, as well as a non-qualified deferred compensation plan.

Mr. Solon did not receive any stock options or compensation associated with a car allowance or country club dues in 2010.

Roger D. Dotson

During 2010, Roger D. Dotson served as the executive president and head of head of operations of Centrue Financial Corporation. The board of directors approved Mr. Dotson’s 2010 salary of $157,500 which reflected no change from 2009.

Since no formal officer incentive program was rolled out for 2010, Mr. Dotson received no bonus for year 2010 performance.

Mr. Dotson was eligible for participation in all company-sponsored benefits programs in 2010, including the company’s group health, dental and vision coverage, group-term life insurance coverage, and company-sponsored retirement programs including the Centrue Financial Corporation 401(k) and Profit Sharing Plan, as well as a non-qualified deferred compensation plan.

Mr. Dotson did not receive any stock options or compensation associated with a car allowance or country club dues in 2010.

21.

Grants of Plan-Based Awards(1)

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Thomas A. Daiber	N/A	N/A	N/A	N/A
Kurt R. Stevenson	N/A	N/A	N/A	N/A
James J. Kerley, Jr.	N/A	N/A	N/A	N/A
Everett J. Solon	N/A	N/A	N/A	N/A
Roger D. Dotson	N/A	N/A	N/A	N/A

(1)	There were no option awards granted to executives in 2010.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Un-exercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration		Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
	(#)(1)	(#) (2)	(#)	($)	Date		(#)	($)	(#)	($)
Thomas A. Daiber	24,000	—	—	$21.88	10/08/2013	(3)	—	—	—	—
	18,000	—	—	22.92	10/19/2014	(3)	—	—	—	—
	14,400	—	—	22.50	12/29/2012	(3)	—	—	—	—
	10,000	2,500	—	19.58	11/13/2013		—	—	—	—
	8,000	12,000	—	17.63	02/07/2015		—	—	—	—
	4,000	16,000	—	9.64	01/09/2016		—	—	—	—
Kurt R. Stevenson	2,935	—	—	11.75	02/15/2011		—	—	—	—
	2,935	—	—	14.25	02/20/2012	(3)	—	—	—	—
	2,392	—	—	15.09	12/19/2012	(3)	—	—	—	—
	5,000	—	—	20.30	06/16/2015	(3)	—	—	—	—
	6,000	1,500	—	19.60	11/13/2013		—	—	—	—
	4,000	6,000	—	17.63	02/07/2015		—	—	—	—
	2,000	8,000	—	9.64	01/09/2016		—	—	—	—
James J. Kerley, Jr.	—	—	—	—	—		—	—	—	—

Everett J. Solon	3,196	—	—	11.75	02/15/2011		—	—	—	—
	4,076	—	—	14.25	02/20/2012	(3)	—	—	—	—
	2,935	—	—	15.09	12/19/2012	(3)	—	—	—	—
	5,000	—	—	20.30	06/16/2015	(3)	—	—	—	—
	3,000	2,000	—	19.03	01/31/2014		—	—	—	—
	2,000	3,000	—	17.63	02/07/2015		—	—	—	—
	1,000	4,000	—	9.64	01/09/2016		—	—	—	—
Roger D. Dotson	2,400	—	—	22.25	04/21/2012		—	—	—	—
	800	200	—	19.58	11/13/2013		—	—	—	—
	4,000	6,000	—	17.63	02/07/2015		—	—	—	—
	2,000	8,000	—	9.64	01/09/2016		—	—	—	—

(1)	Unless otherwise noted, all options vested in one-fifth cumulative annual increments beginning one year from grant.

(2)	All outstanding options for executives will continue to vest at 20% per year.

(3)	The option became immediately and fully vested upon merger of the former Centrue Financial Corporation and the former UnionBancorp, Inc (current Centrue Financial Corporation) in November of 2006.

22.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Thomas A. Daiber	—	—	—	—
Kurt R. Stevenson	—	—	—	—
James J. Kerley, Jr.	—	—	—	—
Everett J. Solon	—	—	—	—
Roger D. Dotson	—	—	—	—

Non-Qualified Deferred Compensation Plan

	Executive Contributions in Last FY(1)	Registrant Contributions in Last FY	Aggregate Earnings in Last FY(2)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE
Name	($)	($)	($)	($)	($)
Thomas A. Daiber	$6,750	$—	$(22,862)	—	$15,262
Kurt R. Stevenson	$521	$—	$(11,538)	—	$6,979
James J. Kerley, Jr.	$—	$—	$—	—	$—
Everett J. Solon	$760	$—	$(9,288)	—	$5,559
Roger D. Dotson	$—	$—	$—	—	$—

(1)	Executive contributions in Last FY amounts are included within the Summary Compensation Table as 2010 Salary.

(2)	Aggregate earnings in Last FY reflects the difference between the account’s FMV at December 31, 2009 versus December 31, 2010, less contributions/distributions, regardless of vesting.

Please refer to the discussion above under the sub-heading “Officer Benefits” for a summary of the material features of the plan.

Other Potential Post-Employment Payments

The following paragraphs describe the post-termination benefits payable to the company’s executive officers. During the period that the U.S. Treasury holds preferred or common stock of the company pursuant to the TARP Capital Purchase Program, the company may be prohibited or restricted from making the payments described in this section to the executive officers. Further, under the terms of our Written Agreement, the company must comply with certain restrictions regarding indemnification and severance payments.

Thomas A. Daiber and Kurt R. Stevenson

The agreements for Mr. Daiber and Mr. Stevenson provide that in the event of a termination of the executive’s employment without cause or by the executive due to constructive discharge prior to the end of the term of the agreement, the executive will be entitled to certain severance benefits including payments of the executive’s annual compensation for the greater of twenty-four months or the remaining period left in the employment agreement’s term. Annual compensation is the executive’s base salary plus the performance bonus for the most recent performance period. The executive would also be entitled to receive reimbursement for premiums the executive pays for the continuation of medical benefits for the executive and the executive’s dependents.

During the twelve months following a change of control, the executive will be entitled to receive a lump sum payment equal to three times the executive’s annual compensation, which is the sum of the executive’s base salary and the performance bonus for the most recent performance period, plus reimbursement for premiums the executive pays for the continuation of medical benefits for the executive and the executive’s dependents. Payments under the employment agreements will be reduced to the extent necessary to prevent any portion of the payments from being treated as a nondeductible excess parachute payment under the federal tax laws.

23.

At December 31, 2010, if the company would have paid out Mr. Daiber under his constructive discharge or termination without cause provision, he would have been entitled to $670,000 (reflects two years) in base salary, $0 (reflects two years; estimates based off of earned bonus 2010) in bonus and approximately $23,532 in COBRA continuation premiums (reflects 18-month COBRA eligibility period based off of 2010 premium levels) for Mr. Daiber’s family for health, dental and vision benefits plus normal accruals paid upon termination of employment. In addition, all outstanding stock options and awards would have become fully and immediately exercisable. The value of in-the-money unvested awards for Mr. Daiber was $0.

At December 31, 2010, if the company would have paid out Mr. Daiber under his change of control provision, he would have been entitled to $1,005,000 (reflects three years) in base salary, $0 (reflects three years; estimates based off of earned bonus in 2010) in bonus and approximately $23,532 in COBRA continuation premiums (reflects 18-month COBRA eligibility period based off of 2010 premium levels) for Mr. Daiber’s family for health, dental and vision benefits plus normal accruals paid upon termination of employment. In addition, all outstanding stock options and awards would have become fully and immediately exercisable. The value of in-the-money unvested awards for Mr. Daiber was $0.

At December 31, 2010, if the company would have paid out Mr. Stevenson under his constructive discharge or termination without cause provision, he would have been entitled to $376,000 (reflects two years) in base salary, $0 (reflects two years; estimates based off of earned bonus in 2010) in bonus and approximately $23,532 in COBRA continuation premiums (reflects 18-month COBRA eligibility period based off of 2010 premium levels) for Mr. Stevenson’s family for health, dental and vision benefits plus normal accruals paid upon termination of employment. In addition, all outstanding stock options and awards would have become fully and immediately exercisable. The value of in-the-money unvested awards for Mr. Stevenson was $0.

At December 31, 2010, if the company would have paid out Mr. Stevenson under his change of control provision, he would have been entitled to $564,000 (reflects three years) in base salary, $0 (reflects three years; estimates based off of earned bonus in 2010) in bonus and approximately $23,532 in COBRA continuation premiums (reflects 18-month COBRA eligibility period based off of 2010 premium levels) for Mr. Stevenson’s family for health, dental and vision benefits plus normal accruals paid upon termination of employment. In addition, all outstanding stock options and awards would have become fully and immediately exercisable. The value of in-the-money unvested awards for Mr. Stevenson was $0.

James J. Kerley, Jr.

The company is not party to an employment agreement with Mr. Kerley.

Everett J. Solon

During the twelve months following a change of control, if Mr. Solon terminates his employment due to constructive discharge or if the company terminates his employment for any reason other than cause, Mr. Solon will be entitled to receive a lump sum payment equal to two times his annual compensation, which is the sum of his base salary and the performance bonus for the most recent performance period, plus reimbursement for premiums he pays for the continuation of medical benefits for him and his dependents. Payments under the employment agreement will be reduced to the extent necessary to prevent any portion of the payments from being treated as a nondeductible excess parachute payment under the federal tax laws.

At December 31, 2010, if the company would have paid out Mr. Solon under his constructive discharge, termination without cause or change of control provision, he would have been entitled to $323,000 in base salary (reflects two years of current base), $0 (reflects two years; estimates based off of earned bonus in 2010) in bonus and approximately $23,532 in COBRA continuation premiums (reflects 18-month COBRA eligibility period based off of 2010 premium levels) for Mr. Solon’s family for health, dental and vision plus normal accruals paid upon termination of employment. In addition, all outstanding stock options and awards would have become fully and immediately exercisable. The value of in-the-money unvested awards for Mr. Solon was $0.

24.

Roger D. Dotson

If Mr. Dotson terminates his employment due to constructive discharge or if the company terminates his employment for any reason other than cause, Mr. Dotson will be entitled to receive a lump sum payment equal to one-half of his annual compensation, which is the sum of his base salary and the performance bonus for the most recent performance period, plus reimbursement for premiums he pays for the continuation of medical benefits for him and his dependents. Payments under the employment agreement will be reduced to the extent necessary to prevent any portion of the payments from being treated as a nondeductible excess parachute payment under the federal tax laws.

During the twelve months following a change of control, if Mr. Dotson voluntarily terminates his employment due to constructive discharge or if the company terminates his employment for any reason other than cause, Mr. Dotson will be entitled to receive a lump sum payment equal to his annual compensation, which is the sum of his base salary and the performance bonus for the most recent performance period, plus reimbursement for premiums he pays for the continuation of medical benefits for him and his dependents. Payments under the employment agreement will be reduced to the extent necessary to prevent any portion of the payments from being treated as a nondeductible excess parachute payment under the federal tax laws.

At December 31, 2010, if the company would have paid out Mr. Dotson under his constructive discharge or termination without cause provision, he would have been entitled to $78,750 (reflects one-half of a year) in base salary, $0 (reflects half of one year; estimates based off of earned bonus 2010) in bonus and approximately $10,082 in COBRA continuation premiums (reflects 18-month COBRA eligibility period based off of 2010 premium levels) for Mr. Dotson’s health benefits and dental benefits for him and his dependent child plus normal accruals paid upon termination of employment. In addition, all outstanding stock options and awards would have become fully and immediately exercisable. The value of in-the-money unvested awards for Mr. Dotson was $0.

At December 31, 2010, if the company would have paid out Mr. Dotson under his change of control provision, he would have been entitled to $157,500 (reflects one year) in base salary, $0 (reflects one year; estimates based off of earned bonus in 2010) in bonus and approximately $10,082 in COBRA continuation premiums (reflects 18-month COBRA eligibility period based off of 2010 premium levels) plus normal accruals paid upon termination of employment. In addition, all outstanding stock options and awards would have become fully and immediately exercisable. The value of in-the-money unvested awards for Mr. Dotson was $0.

TRANSACTIONS WITH MANAGEMENT

The company’s audit committee charter requires the review of all related party transactions, other than Regulation O transactions, to the extent required by the rules of the Securities and Exchange Commission and NASDAQ (or by the rules and regulations of any other exchange or national market on which the company’s common stock is quoted or listed for trading).

Several of our directors and executive officers (including their affiliates, families and companies in which they are principal owners, officers or directors) were loan customers of, and had other transactions with, us and our subsidiary in the ordinary course of business. These loans and lines of credit were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the lender and did not involve more than the normal risk of collectibility or present other unfavorable features.

25.

ACCOUNTANT FEES

Audit Fees
Audit fees and expenses billed to the company by Crowe Horwath LLP for the audit of the company’s financial statements, including the audit of internal control over financial reporting, for 2010 and 2009 were $309,000 and $303,000. The audit services also include the review of financial statements included in our quarterly reports on Form 10-Q and other services normally performed by independent registered public accounting firms in connection with statutory and regulatory filings.

Audit Related Fees
Audit related fees and expenses billed to the company by Crowe Horwath LLP for fiscal years 2010 and 2009 were $30,000 and $24,550 for services related to the performance of the audit or review of the company’s financial statements.

Tax Fees
Tax fees and expenses billed to the company for fiscal years 2010 and 2009 were $82,430 and $69,480 for services related to tax compliance, tax advice and tax planning, consisting primarily of preparing the company’s federal and state income tax returns for the previous fiscal periods and inclusive of expenses.

All Other Fees
Fees and expenses billed to the company for fiscal years 2010 and 2009 were $30,000 and $39,375 for all other services, which primarily consisted of the audit of the benefit plans.

The audit committee, after consideration of the matter, does not believe that the rendering of these services by Crowe Horwath LLP to be incompatible with maintaining its independence as our principal accountant. In accordance with Section 10A(i) of the Exchange Act, before Crowe Horwath LLP is engaged by us to render audit or non-audit services, the engagement is approved by our audit committee. None of the audit-related, tax and other services described above were required to be approved by the audit committee pursuant to Rule 2-01(c)(7)(i)(C) of Regulation S-X.

The audit committee is responsible for reviewing and pre-approving any non-audit services to be performed by the company’s independent auditors. The audit committee has delegated its pre-approval authority to the chairman of the audit committee to act between meetings of the audit committee. Any pre-approval given by the chairman of the audit committee pursuant to this delegation is presented to the full audit committee at its next regularly scheduled meeting. The audit committee or chairman of the audit committee reviews and, if appropriate, approves non-audit service engagements, taking into account the proposed scope of the non-audit services, the proposed fees for the non-audit services, whether the non-audit services are permissible under applicable law or regulation and the likely impact of the non-audit services on the independence of the independent auditors.

26.

AUDIT COMMITTEE REPORT

The incorporation by reference of this proxy statement into any document filed with the Securities and Exchange Commission by us shall not be deemed to include the following report unless the report is specifically stated to be incorporated by reference into such document.

The audit committee assists the board in carrying out its oversight responsibilities for our financial reporting process, audit process and internal controls. The committee also reviews the audited financial statements and recommends to the board that they be included in our annual report on Form 10-K. The committee is comprised solely of independent directors. The current charter is available on the company’s website at www.centrue.com.

Management is responsible for the preparation, presentation and integrity of our financial statements, accounting and financial reporting principles, internal controls, and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. Crowe Horwath LLP, our independent registered public accounting firm, is responsible for performing an independent audit of the financial statements in accordance with standards of the Public Company Accounting Oversight Board and an independent audit of our internal controls over financial reporting. Centrue Financial Corporation outsources the internal audit function to a third party that reports directly to the audit committee and management. This third party is responsible for objectively reviewing and evaluating the adequacy, effectiveness and quality of our system of internal controls relating to the reliability and integrity of our financial information. The audit committee has ultimate authority and responsibility to select, evaluate and, when appropriate, replace our independent auditors.

The audit committee has reviewed and discussed our audited financial statements for the fiscal year ended December 31, 2010 with our management and Crowe Horwath LLP, our independent registered public accounting firm. The committee has also discussed with Crowe Horwath LLP the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol 1 AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, as well as having received and discussed the written disclosures and the letter from Crowe Horwath LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with Crowe Horwath LLP their independence. Based on the review and discussions with management and Crowe Horwath LLP, the committee has recommended to the board that the audited financial statements be included in our annual report on Form 10-K for the fiscal year ending December 31, 2010 for filing with the Securities and Exchange Commission.

Respectively Submitted,
2010 Audit Committee

Mark L. Smith, Chair
Randall E. Ganim
Scott C. Sullivan

Audit Committee Financial Expert

The board of directors has determined that two of the three audit committee members, Messrs. Ganim and Smith, are qualified for designation as “audit committee financial experts.” Both directors are independent under the listing standards of the Nasdaq Stock Market.

STOCKHOLDER PROPOSALS FOR 2012 ANNUAL MEETING

For inclusion in our proxy statement and form of proxy relating to the 2012 annual meeting of stockholders, stockholder proposals in compliance with SEC Rule 14a-8 must be received by us on or before November 26, 2011. For proposals outside of SEC Rule 14a-8, in order to be presented at such meeting, notice of the proposal must be received by Centrue Financial Corporation on or before March 27, 2012, and must otherwise comply with our bylaws.

27.

“HOUSEHOLDING” OF PROXY MATERIALS

The company intends to household proxy materials this year. Brokers to Centrue Financial Corporation stockholders will deliver a single proxy statement and Form 10-K annual report to multiple stockholders sharing an address unless contrary instructions have been received from an affected stockholder. Once you have received notice from your broker or the company that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and Form 10-K annual report, please notify your broker, direct your written request to Centrue Financial Corporation, 7700 Bonhomme Avenue, St. Louis, Missouri 63105 or contact Investor Relations at investor.relations@centrue.com.

Stockholders who currently receive multiple copies of the proxy statement and Form 10-K annual report at their address and would like to request “householding” of their communications should contact their broker or, if a stockholder is a direct holder of Centrue Financial Corporation shares, they should submit a written request to Computershare Investor Services, the company’s transfer agent, at 2 North LaSalle Street, Chicago, IL 60602.

OTHER MATTERS

We do not intend to present any other business at the meeting and know of no other matters which will be presented. However, if any other matters come before the meeting, it is the intention of the persons named in the accompanying proxy to vote in accordance with their best judgment on those matters. A representative of our independent auditors, Crowe Horwath LLP, is expected to attend the annual meeting and will be available to respond to appropriate questions and to make a statement if he or she so desires.

Your proxy is solicited by the board of directors, and we will pay the cost of solicitation. In addition to soliciting proxies by use of the mail, officers, directors and regular employees of Centrue Financial Corporation or our subsidiaries, acting on our behalf, may solicit proxies by telephone, telegraph or personal interview. We will, at our expense, upon the receipt of a request from brokers and other custodians, nominees and fiduciaries, forward proxy soliciting material to the beneficial owners of shares held of record by such persons.

FAILURE TO INDICATE CHOICE

If any stockholder fails to indicate a choice with respect to any of the proposals on the proxy for the annual meeting, the shares of such stockholder shall be voted FOR the nominees listed, FOR the appointment of Crowe Horwath LLP as our independent auditors and FOR the approval of the company’s executive compensation.

By Order of the Board of Directors

Thomas A. Daiber
President and
Chief Executive Officer
St. Louis, Missouri
March 25, 2011

ALL STOCKHOLDERS ARE URGED TO SIGN
AND MAIL THEIR PROXIES PROMPTLY

28.

THIS PAGE INTENTIONALLY

LEFT BLANK

29.

☒
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed, FOR Proposal 2 and FOR Proposal 3.
1.	Election of Directors:	For	Withhold	+

	01 - Walter E. Breipohl	☐	☐

	02 - Randall E. Ganim	☐	☐

		For	Against	Abstain		For	Against	Abstain
2.	To approve the advisory (non-binding) proposal ratifying the appointment of Crowe Horwath LLP as our independent auditors for the fiscal year ending December 31, 2011.	☐	☐	☐	3.
To approve the following advisory (non-binding) proposal: “Resolved, that the shareholders approve the executive compensation of the Company, as described in the “Compensation Discussion and Analysis” and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this Proxy Statement.”
						☐	☐	☐

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.
Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

1 U P X	1 1 2 5 8 3 2	+

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Centrue Financial Corporation

Notice of 2011 Annual Meeting of Stockholders

Hilton Chicago O’Hare Airport
O’Hare International Airport, Chicago, Illinois
Tuesday, April 26, 2011 at 8:00 a.m. local time

Mark L. Smith and Scott C. Sullivan, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Centrue Financial Corporation to be held on Tuesday, April 26, 2011 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR Walter E. Breipohl and FOR Randall E. Ganim, FOR the non-binding independent auditor proposal, and FOR the non-binding executive compensation proposal.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)